CONTACT: Rob Jorgenson S&T Bank rob.jorgenson@stbank.com 724.465.5448	Beth Thompson Gatesman bthompson@gatesmanagency.com 412.339.5152

FOR IMMEDIATE RELEASE

S&T BANCORP, INC. CHAIRMAN OF THE BOARD CHARLES G. URTIN ANNOUNCES
PLANS TO RETIRE

INDIANA, Pa., February 6, 2018 - S&T Bancorp, Inc., a full-service financial institution with assets of $7.1 billion, and locations in Pennsylvania, Ohio, and New York, reported today that Charles “Chuck” G. Urtin, Chairman of S&T Bancorp, Inc. (S&T) Board of Directors has announced plans for retirement, effective as of the Company’s May 21, 2018 Annual Shareholders Meeting.

“My time at S&T has truly been rewarding and I am grateful for the opportunity to have served as Chairman of the Board,” said Urtin. “I feel really good about the Bank’s future. We have an outstanding management team, a very effective board and a strong presence in the markets we serve. I am looking forward to following the Bank’s continued success.”

Chuck has nearly 50 years of experience in the banking industry. He served as Chairman of S&T since 2013 and was formerly Vice Chairman from 2008 to 2013. Chuck was also formerly president and chief executive officer of IBT Bancorp, Inc. and Irwin Bank prior to S&T’s merger with the institution in 2008. During his time with S&T, Chuck implemented a number of programs at the board level.

“Chuck is a humble and steadfast leader who has successfully leveraged his knowledge of the financial services industry to help drive our Bank’s growth and deliver enhanced value to our shareholders,” said Todd D. Brice, President and CEO of S&T. “I would like to express my deep appreciation for all of his contributions to our team. His leadership will be missed.”

Reflective of S&T’s deep roots in the community, Chuck believes that it’s important to pay back to the community that makes a good life possible. His community involvement includes having served on the Norwin Library Board, the Irwin Project, the Norwin Chamber of Commerce and the United Way of Westmoreland County. Chuck also enjoys donating time to his community church as finance committee chair.

“My time in the industry has truly been exciting,” said Urtin. “When I graduated high school many years ago, I never thought I would have been a bank president or chairman of the board of an institution the size of S&T. Banking is rapidly changing, and I am confident that the Bank will continue to meet the evolving demands of the industry.”

Chuck, a resident of Irwin, Pennsylvania, looks forward to spending more time with his family, including his wife Carol of 52 years, his children and grandchildren. He also looks forward to spending more time outdoors golfing and hunting.

For more information about S&T, visit www.stbancorp.com.

About S&T Bancorp, Inc. and S&T Bank:
S&T Bancorp, Inc. is a $7.1 billion bank holding company that is headquartered in Indiana, Pa. and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio and New York. For more information visit www.stbancorp.com, www.stbank.com, and follow us on Facebook, Instagram and LinkedIn.

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